Exhibit 4.2

description of REGISTRANT’S SECURITIES

As of December 31, 2025, Third Coast Bancshares, Inc. (the “Company,” “we,” “our,” “us”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), the Company’s common stock.

DESCRIPTION OF COMMON STOCK

General

We are incorporated under the laws of the state of Texas. The rights of our shareholders are generally covered by Texas law and our first amended and restated certificate of formation, as amended (our “certificate of formation”) and first amended and restated bylaws (our “bylaws”). The terms of our capital stock are therefore subject to Texas law, including the Texas Business Organizations Code (the “TBOC”) and the common and constitutional law of Texas.

The following is a summary and does not describe every right, term or condition of owning the Company’s common stock. It is subject to and is qualified in its entirety by reference to our certificate of formation and bylaws. For a complete description, refer to our certificate of formation and bylaws and any applicable provisions of relevant law, including the applicable provisions of the TBOC and federal law governing bank holding companies.

Authorized Capital Stock

Our certificate of formation authorizes us to issue up to 54,500,000 shares of capital stock, consisting of 50,000,000 shares of common stock, par value $1.00 per share, 3,500,000 shares of non-voting common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. The authorized but unissued shares of our capital stock may be issued from time to time as authorized by our board of directors without the approval of our shareholders, except as otherwise provided by governing law, rule or regulation or as set forth in our certificate of formation from time to time.

Voting

Each holder of our common stock is entitled to one vote for each share held of record on all matters on which shareholders generally are entitled to vote, except as otherwise required by law. Rights of common stock to vote on certain matters may be subject to the rights and preferences of the holders of any outstanding shares of any preferred stock that we may issue. Our certificate of formation expressly prohibits cumulative voting. If a quorum exists, action on any matter, except the election of directors in a Contested Election (as defined below), by a voting group shall be approved by the affirmative vote of a majority of the votes cast, unless our certificate of formation, our bylaws, or applicable law require a greater number of affirmative votes. If, as of the record date for a meeting of shareholders for which directors are to be elected, the number of nominees for election of directors exceeds the number of directors to be elected (a“Contested Election”), the nominees receiving a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present shall be elected. Holders of our non-voting common stock do not have any voting rights, except as may otherwise be permitted for securities that are Nonvoting Securities, as set forth in 12 C.F.R. § 225.2(q)(2), or any successor provision.

Dividends and Other Distributions

Subject to certain regulatory restrictions and to the rights of any holders of our preferred stock that may be outstanding and any other class or series of stock having a preference as to dividends over the common shares then outstanding, and any other rights of shareholders provided in our certificate of formation, dividends may be paid on the shares of common stock out of assets legally available for dividends, but only at such times and in such amounts as our board of directors shall determine and declare. Subject to applicable law, upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to receive, ratably in proportion to the number of shares held by them, all of our remaining assets available for distribution to our shareholders after payment of creditors and subject to any prior distribution rights related to our preferred stock and any other class or series of stock having a preference over the common shares then outstanding, and any other rights of shareholders provided in our certificate of formation. Our non-voting common stock ranks pari passu with our common stock with respect to the payment of dividends or distributions.

Preemptive Rights

Holders of our common stock do not have preemptive or subscription rights to acquire any authorized but unissued shares of our capital stock upon any future issuance of shares.

Liquidation Rights

Subject to applicable law, upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to receive, ratably in proportion to the number of shares held by them, all of our remaining assets available for distribution to our shareholders after payment of creditors and subject to any prior distribution rights related to our preferred stock and any other class or series of stock having a preference over the common shares then outstanding, and any other rights of shareholders provided in our certificate of formation. Our non-voting common stock ranks pari passu with our common stock with respect to rights upon liquidation, winding up and dissolution.

Conversion

Holders of our common stock have no conversion rights or other subscription rights. Subject to certain limitations set forth in our certificate of formation, holders of our non-voting common stock are permitted to convert, or upon our written request shall convert, each of their shares of non-voting common stock into one share of common stock, and each share of non-voting common stock will automatically convert into one share of common stock under certain circumstances described in our certificate of formation.

Other

There are no other redemption or sinking fund provisions that are applicable to our common stock.

Business Combinations under Texas Law

A number of provisions of Texas law, our certificate of formation and our bylaws could have an anti-takeover effect and make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise and the removal of our directors or management. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with our board of directors.

We are subject to the provisions of Title 2, Chapter 21, Subchapter M of the TBOC, which we refer to herein as the Texas Business Combination Law. This law provides that a Texas corporation that qualifies as an “issuing public corporation” (as defined in the Texas Business Combination Law) may not engage in specified types of business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of that person, who is an “affiliated shareholder.” For purposes of this law, an “affiliated shareholder” is a shareholder who is, or was, during the prior three years, the beneficial owner of 20.0% or more of the corporation’s voting shares. The prohibition on certain transactions with such affiliated shareholders extends for a three-year period from the date such shareholder first becomes an affiliated shareholder. These prohibitions do not apply if:

• the business combination or the acquisition of shares by the affiliated shareholder was approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder; or

• the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder, at a meeting of shareholders called for that purpose, not less than six months after the affiliated shareholder became an affiliated shareholder.

As we currently have more than 100 shareholders, we are considered an “issuing public corporation” for purposes of this law. The Texas Business Combination Law does not apply to the following:

• the business combination of an issuing public corporation where the corporation’s original certificate of formation or bylaws contain a provision expressly electing not to be governed by the Texas Business Combination Law, or its certificate of formation or bylaws have been amended by the affirmative vote of the holders, other than affiliated shareholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the Texas Business Combination Law and so long as the amendment does not take effect for 18 months following the date of the vote and does not apply to a business combination with an affiliated shareholder who became affiliated on or before the effective date of the amendment;

• a business combination of an issuing public corporation with an affiliated shareholder that became an affiliated shareholder inadvertently, if the affiliated shareholder divests itself, as soon as possible, of enough shares to no longer be an affiliated shareholder and would not at any time within the three-year period preceding the announcement of the business combination have been an affiliated shareholder but for the inadvertent acquisition;

• a business combination with an affiliated shareholder who became an affiliated shareholder through a transfer of shares by will or intestacy and continuously was an affiliated shareholder until the announcement date of the business combination; or

• a business combination of an issuing public corporation with its wholly owned subsidiary, if the subsidiary is a Texas entity and not an affiliate or associate of the affiliated shareholder other than by reason of the affiliated shareholder’s beneficial ownership of voting shares of the issuing public corporation.

Neither our certificate of formation nor our bylaws contain any provision expressly providing that we will not be subject to the Texas Business Combination Law. As a result, the Texas Business Combination Law may prevent a non-negotiated merger or other business combination involving us, even if such a merger or combination would be beneficial to our shareholders.

Certain Certificate of Formation and Bylaw Provisions Potentially Having an Anti-takeover Effect

Our certificate of formation and our bylaws contain certain provisions that may have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for our common stock, a proxy contest for control of the Company, the assumption of control of the Company by a holder of a large block of our common stock and the removal of our incumbent board of directors or management. These provisions:

• empower our board of directors, without shareholder approval, to issue our preferred stock, the terms of which, including voting power, are set by our board of directors;

• include a classified board of directors, with directors of each class serving a three-year term;

• eliminate cumulative voting in elections of directors;

• provide our board of directors with the exclusive right to alter, amend or repeal our bylaws or to adopt new bylaws;

• require the request of holders of at least 50.0% of the outstanding shares of our capital stock entitled to vote at a meeting to call a special shareholders’ meeting;

• require any shareholder derivative suit or shareholder claim against an officer or director of breach of fiduciary duty or violation of the TBOC, certificate of formation, or bylaws to be brought in Harris County in the State of Texas, subject to certain exceptions as described below in “—Exclusive Forum”;

• require shareholders that wish to bring business before annual or special meetings of shareholders, or to nominate candidates for election as directors at annual or special meetings of shareholders, to provide timely advanced notice of their intent in writing; and

• enable our board of directors to increase, at any annual, regular or special meetings of directors, the number of persons serving as directors and to fill up to two vacancies created as a result of the increase by a majority vote of the directors between two successive annual shareholder meetings.

Our bylaws may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedures for advance notice are not followed, or of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us and our shareholders.

Classified Board of Directors

Our board of directors is currently composed of eleven directors. Pursuant to our certificate of formation, our board of directors is classified into three classes, Class A, Class B and Class C, with members of each class serving a three-year term. The classification of our board of directors promotes continuity and stability of our business strategies and management; however, it also makes it more difficult for our shareholders to change a majority of our directors given that it will generally take a minimum of two annual elections for this to occur.

Exclusive Forum

Our bylaws require that, unless we consent in writing to the selection of an alternative forum, any state court located in Harris County in the State of Texas, or a Harris County State Court, shall be the sole and exclusive forum for any shareholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or its shareholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the TBOC, our certificate of formation or our bylaws, or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine, and, if brought outside of Texas, the shareholder bringing the suit will be deemed to have consented to service of process on such shareholder’s counsel, except for, as to each of (i) through (iv) above, any action (A) as to which the Harris County State Court determines that there is an indispensable party not subject to the jurisdiction of the Harris County State Court (and the indispensable party does not consent to the personal jurisdiction of the Harris County State Court within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Harris County State Court, (C) for which the Harris County State Court does not have subject matter jurisdiction, or (D) arising under the Securities Act of 1933, as amended (the “Securities Act”), as to which the Harris County State Court and the United States District Court for the Southern District of Texas, Houston Division shall have concurrent jurisdiction.

Section 27 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and the exclusive forum provision of our bylaws does not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such an exclusive forum provision as written in connection with claims arising under the Securities Act, and our shareholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the exclusive forum provision of our bylaws. The exclusive forum provision in our bylaws may limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us.

Limitation of Liability and Indemnification of Officers and Directors

Under the TBOC, the certificate of formation of a corporation may provide that a director of the corporation is not liable, or is liable only to the extent provided by the certificate of formation to the corporation or its shareholders for monetary damages for an act or omission by the person in the person’s capacity as a director.

Our certificate of formation provides that our directors are not liable to the Company or our shareholders for monetary damages for an act or omission in their capacity as a director to the fullest extent provided by applicable Texas law. A director may, however, be found liable for:

• any breach of the director’s duty of loyalty to the Company or our shareholders;

• acts or omissions not in good faith that constitute a breach of duty of the director to the Company or that involve intentional misconduct or a knowing violation of law;

• any transaction from which the director receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s duties; and

• acts or omissions for which the liability of the director is expressly provided by an applicable statute.

The TBOC provides that a corporation must indemnify a director for his service at the corporation and for service at the corporation as a representative of another entity against reasonable expenses actually incurred by the director in connection with a proceeding because of such service if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. The TBOC also permits corporations to indemnify present or former directors and representatives of other entities serving as such directors in certain situations where indemnification is not mandated by law; however, such permissive indemnification is subject to various limitations. Section 8.105 of the TBOC provides that a court may also order indemnification under various circumstances, and officers must be indemnified to the same extent as directors.

Our certificate of formation and bylaws also provide that we will indemnify our directors, officers and delegates (those serving at the request of the Company as a director, officer, or representative of another company) and may indemnify our employees and agents, to the fullest extent permitted by applicable Texas law from any expenses, liabilities or other matters, including the advancement of expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. To the extent that indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Finally, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations.

The TBOC permits us to purchase insurance on behalf of existing or former officers, employees, directors or agents against any liability asserted against and incurred by that person in such capacity, or arising out of that person’s status in such capacity. Pursuant to this authority, we maintain such insurance for the officers, employees, directors and agents of the Company and its subsidiaries.

Transfer Agent and Registrar

Continental Stock Transfer & Trust Company serves as our transfer agent and registrar.

Listing and Trading

Our common stock is traded on the New York Stock Exchange and NYSE Texas under the symbol “TCBX.”